EXHIBIT 23.2

The Boards of Directors
STAT Healthcare, Inc.
   and
South Texas Acute Trauma Physicians, P.A.
   and
The Boards of Directors/Partners
AmHealth Corporation and its
   Related Health Care Entities:

         We consent to use of our reports included herein on the financial statements of STAT Healthcare, Inc. as of December 31, 1995 and 1994, and for the year ended December 31, 1995 and the period from July 29, 1994 (date of incorporation) through December 31, 1994; the financial statements of South Texas Acute Trauma Physicians, P.A. as of August 31, 1994 and December 31, 1993, and for the eight months ended August 31, 1994 and the year ended December 31, 1993; and the combined financial statements of AmHealth Corporation and its related health care entities as of December 31, 1995 and for the year then ended. We consent to the use of our opinion dated March 15, 1996 as to certain federal income tax consequences to the parties participating in the proposed transaction included as Exhibit 8.1 in the Registration Statement. We also consent to the references to our firm under the headings "The Exchange - Certain Federal Income Tax Consequences," "The Exchange - Accounting Treatment," and "Experts" in the Prospectus.

                                                 KPMG PEAT MARWICK LLP

Houston, Texas
May 17, 1996